Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into this August 17, 2001, and made effective as of August 27, 2001 (the “Effective Date”), by and between APAC Customer Services, Inc., an Illinois corporation (the “Company”), and Marc T. Tanenberg (the “Executive”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

SECTION I
EMPLOYMENT

A.            Employment

Subject to the terms and conditions provided in this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company.  Such employment hereunder shall commence as of the Effective Date and shall terminate on August 27, 2006, unless terminated earlier as provided below in Section III or extended as provided below (the “Period of Employment”).

B.            Position, Responsibilities and Duties

While the Executive is employed with the Company, the Executive shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries.  The Executive shall report to the Chief Executive Officer of the Company and shall perform such duties on behalf of the Company as are customarily performed by the Chief Financial Officer or as may be directed by the Chief Executive Officer of the Company. The Executive shall serve as Senior Vice President and Chief Financial Officer. The Executive may serve on corporate, civic or charitable boards or committees so long as, in the judgment of the Chief Executive Officer, such activities do not interfere with the Executive’s responsibilities hereunder.

SECTION II
COMPENSATION AND BENEFITS

A.            Base Salary

During the Period of Employment, the Company agrees to pay the Executive a base salary (“Base Salary”) of Two Hundred Fifty Thousand Dollars ($250,000) payable periodically on the same basis as other senior executives of the Company.  The Executive’s Base Salary will be reviewed at the same time as other senior executives who report directly to the Chief Executive Officer during the Period of Employment by the Compensation Committee of the Board of Directors (the “Compensation Committee”), and may be increased or decreased as it deems appropriate.  In no event shall the base salary for any 12 month period be less than $250,000, except if the Executive’s Base Salary is decreased in connection with a reduction of senior executives’ salaries generally, and all senior executives of the Company are subject to an equivalent percentage reduction in their base salaries.

B.            Incentive Bonus

(a)           For each fiscal year of the Executive’s employment with the Company, the Executive shall be eligible for an annual incentive bonus (“Annual Incentive Bonus”) under the Company’s Management Incentive Plan, as in effect from time to time or under a successor annual incentive plan (“Incentive Plan”), with a threshold award of 20%, a target award of 40%, and a stretch or maximum award of 60%, payable to the Executive in accordance with the Company’s Incentive Plan.  The Compensation Committee shall establish the goals for each fiscal year (with corresponding goals established for the payment of threshold, target and maximum or stretch awards).

(b)           For the balance of 2001, Executive will be a participant in the Company’s semi-annual incentive compensation plan with threshold, target and maximum or stretch awards as provided in such plan; provided, however, that the Company guarantees that Executive’s bonus for the period starting on the Effective Date and ending on December 31, 2001 shall be equal to at least $62,630.  Executive’s bonus amount for the balance of 2001 shall be paid at the same time bonuses are paid under the Company’s semi-annual incentive compensation plan, presently expected to occur in April of 2002.

C.            Equity Incentives

(a)           As of the Effective Date, the Company shall grant to the Executive a nonstatutory stock option (one that is not intended to be an incentive stock option under Section 422 of the Code) under the APAC Customer Services, Inc. Second Amended and Restated 1995 Incentive Stock Plan (the “Stock Plan”) covering two hundred thousand (200,000) shares of the Common Stock of the Company (“Shares”) at an exercise price equal to the mean between the high and low prices at which the Company’s Common Stock trades on August 27, 2001, as reported by Bloomberg Financial Markets.  As a condition to the receipt of this grant made as of the Effective Date, the Executive shall execute a Stock Option Agreement, in the form appended hereto as Attachment I.

(b)           If the Executive is employed hereunder on the date in 2002 and each subsequent year of the Period of Employment that option grants are made to executives of the Company generally, the Executive shall be eligible to receive additional stock option grants under the Stock Plan based on the Compensation Committee’s assessment of his performance.  The number of Shares covered by such option grants shall be determined by the Compensation Committee based on the Executive’s achievement of the performance goals established by the Compensation Committee under the Incentive Plan for each fiscal year.  Each such option granted to the Executive pursuant to this paragraph shall be on such terms and conditions as the Compensation Committee shall determine and as evidenced by a written and executed Stock Option Agreement, consistent with other similarly situated senior executives of the Company with respect to options granted from and after the date of this Agreement.

D.            Employee Benefits

During the Period of Employment, the Executive shall be entitled to participate in all employee benefit plans or programs provided to senior executives of the Company.  The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with plan or program provisions, subject in each case to the conditions, limitations and restrictions imposed on the receipt of benefits under such plan or program.  These plans or programs may include group medical, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, sick leave plans, travel or accident insurance, and short and long term disability insurance.  Notwithstanding the foregoing, the Executive shall not be eligible to participate in any severance or termination pay plan or program.

Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to senior executive employees of the Company.  Notwithstanding anything to the contrary in this Section II.D., no amendment or termination of any employee benefit or program shall reduce or otherwise adversely affect Executive’s rights under Section II.C.(a) or III of this Agreement.

E.             Business Expenses

The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in connection with the performance of his duties and responsibilities under this Agreement.  The Executive must support all expenditures with customary receipts and expense reports subject to review in accordance with the Company’s regular policy regarding expense reimbursement.

F.             Additional Benefits

The Executive shall be entitled to receive four (4) weeks paid vacation during each calendar year, to be taken at such time or times that are mutually agreeable by the Executive and the Company and not disruptive of the Company’s business.  Such vacation shall be prorated for partial calendar years and may be carried over or cashed out, if at all, only in accordance with general Company policies as in effect from time to time.  In addition, the Company shall pay, on behalf of the Executive, reasonable attorney’s fees in an amount not to exceed $7,500 incurred by him in connection with the negotiation and preparation of this Agreement.

SECTION III
EFFECT OF TERMINATION OF EMPLOYMENT

A.            Termination Other Than With Cause Other Than In Connection With Change in Control

If, other than under circumstances described in Section III.B., the Company terminates the Executive’s employment other than With Cause (defined below in Section III.E.), the Executive terminates his employment for Good Reason (as defined below in Section III.F.) prior to a Change in Control, or the Company does not extend the term of this Agreement for another year at the end of the term hereof or any such extended term (i) the Executive shall be entitled to receive payment of an aggregate amount equal to his Base Salary, at the rate then in effect; payable in 26 bi-weekly installments over a 52 week period; and (ii) the Employer shall reimburse Executive for the payments Executive makes to exercise his rights under COBRA to continue the Executive, the Executive’s spouse and/or beneficiary medical and dental coverages as such may be in effect from time to time under the Company’s welfare plans for a period of 12 months.  Such payments shall be conditioned on the Executive’s execution and delivery of the Company’s then standard form of Release.  In addition, the Executive shall be entitled to payment for all accrued but unused vacation and to his accrued benefits under the terms of the plans, policies and procedures of the Company, including any plans or programs in which he participates pursuant to Section II.D.  Upon making the payments and providing the benefits required under this Paragraph A, the Company shall have no further obligation to the Executive under this Agreement.

B.            Termination Other Than With Cause or for Good Reason In Connection With Change in Control

If during the period of Employment and within twelve (12) months following a Change in Control, as defined in Attachment II to this Agreement, the Company terminates the Executive’s employment other than With Cause or the Executive terminates his employment for Good Reason (as defined in Attachment II), the Executive shall be entitled to those benefits set forth in the Employment Security Agreement attached hereto as Attachment II.

C.            Termination With Cause, Voluntary Termination, Termination by Death or Disability

If the Executive’s employment is (i) terminated by the Company With Cause, (ii) voluntarily terminated by the Executive other than for Good Reason, or (iii) terminated by his death or Disability (as defined below), the Executive shall be entitled to: (A) his Base Salary, at the rate then in effect, through the date of termination, (B) his accrued benefits under the terms of the plans, policies and procedures of the Company, including any plans or programs in which he participates pursuant to Section II.D., and (C) payment for all accrued but unused vacation.  Upon such payment, the Company shall have no further obligation to the Executive under this Agreement.

For purposes of the foregoing, “Disability” shall mean disability as determined under the Company’s long term disability benefit plan then in effect covering the Executive.

D.            Duty to Mitigate; Offset

The Executive shall have no duty to mitigate by seeking other employment after his termination of employment.  No amount to which the Executive is entitled under this Section III shall be subject to offset for any income that he derives from employment and/or consulting or from any other source.

E.             Definition of With Cause

Termination “With Cause” means termination of the Executive’s employment by the Board of Directors acting in good faith by written notice by the Company to Executive specifying the event relied upon for such termination due to (i) gross misconduct or gross negligence in the performance of Executive’s employment duties, (ii) willful disobedience by the Executive of the lawful directions received from or policies established by the Chief Executive Officer, which continues for more than seven (7) days after the Company notifies Executive of its intention to terminate his employment on account of such disobedience or (iii) conviction of the Executive of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company.

F.             Definition of Good Reason under Section III.A.

“Good Reason” for purposes of Section III.A. above shall exist if, after notice by the Executive to the Company and a fifteen (15) day opportunity by the Company to cure (provided that with respect to matters (a) and (b) below the opportunity to cure shall be thirty (30) days):

(a)           The Executive’s duties, responsibilities or authority as an executive employee are materially reduced or diminished from those in effect on the Executive’s commencement of Employment without the Executive’s written consent or the Executive no longer reports to the CEO of the Company; provided, however, that the Company’s ceasing to be a publicly traded entity shall not constitute a diminution of duties herunder in the absence of a Change in Control;

(b)           The Base Salary of the Executive and the incentive compensation opportunity available to the Executive is reduced in the aggregate and not in accordance with a compensation reduction specifically permitted under Section II.A. of this Agreement; or

(c)           The Company violates the material terms of this Agreement.

SECTION IV
OTHER DUTIES OF THE EXECUTIVE DURING
AND AFTER THE PERIOD OF EMPLOYMENT

A.            Cooperation During and After Employment

The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.  The Company shall be responsible for, and shall advance to the Executive, any expenses incurred or to be incurred by Executive in connection with his furnishing information or cooperation with the Company under this Section.

B.            Restrictive Covenant Agreement

The Executive agrees that in order to protect the business interests of the Company, he shall, contemporaneously with his execution of this Agreement, execute the Restrictive Covenant Agreement, a copy of which is appended to this Agreement as Attachment III. The Executive further agrees that he will execute such modifications to the Restrictive Covenant Agreement as may be reasonably requested by the Company in order to conform such Restrictive Covenant Agreement to applicable law; provided that no such modification shall be more restrictive on the Executive or lengthen the duation of the restrictions thereunder.

SECTION V
INDEMNIFICATION

The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Company will obtain and maintain customary directors and officers liability insurance covering executive employees of the Company.

SECTION VI
WITHHOLDING TAXES

The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

SECTION VII
EFFECT OF PRIOR AGREEMENTS

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior term sheet, letter of understanding, employment, severance, or other similar agreements, or oral agreement or understanding between the Company, its predecessors and its affiliates, and the Executive, including without limitation, the non-disclosure agreement previously executed by the Executive in connection with his employment by the Company.

SECTION VIII
CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term “the Company” as used will mean the other corporation and this Agreement shall continue in full force and effect. This Section VIII is not intended to modify or limit the rights of the Executive hereunder, including without limitation, the rights of the Executive under Section III.

SECTION IX

SECTION 280G

                Notwithstanding any provision of this Agreement or any other agreement, including Attachments II and III to this Agreement, to the contrary, in the event that:

(i)             the aggregate payments or benefits to be made or afforded to the Executive under any attachment hereto, or from the Company in any other manner (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code, or any successor thereto, and

(ii)            if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with said Section 280G, and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus the amount of tax required to be paid by Executive thereon by Section 4999 of the Code, then the Termination Benefits shall be reduced so that the Termination Benefits are not more than the Non-Triggering Amount.  The application of said Section 280G, and the allocation of the reduction required by this Section, shall be determined by the Company’s auditors.

SECTION X

MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived, except in writing by the party with waiver.  A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for future or act on anything other than that which is specifically waived.

SECTION XI

GOVERNING LAW; ARBITRATION

This Agreement has been executed and delivered in the State of Illinois and its validity and interpretation shall be governed by the laws of that State, without giving effect to its conflicts of law provisions.  Any dispute among the parties hereto shall be settled by arbitration in accordance with the then applicable rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

SECTION XII

NOTICES

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery services or confirmed facsimile transmission, to the following:

(i)            If to the Company, at:

APAC Customer Services, Inc.

Six Parkway North Center

Fourth Floor

Deerfield, IL 60015

Attn: Chief Executive Officer

With a copy to:

APAC Customer Services, Inc.

Six Parkway North Center

Fourth Floor

Deerfield, IL 60015

Attn:  General Counsel

or at such other address as may have been furnished to the Executive by the Company in writing; or

(ii)           If to the Executive, at his home address as reflected on the Company’s records, or such other address as may have been furnished to the Company by the Executive in writing.

With a copy to:

                John R. Obiala

                Vedder Price

                222 N. LaSalle Street

                Chicago, IL 60601

SECTION XIII

BINDING AGREEMENT

This Agreement shall be binding on the parties’ successors, heirs and assigns, however this Agreement, and the rights and obligations hereunder, may not (except as contemplated by Sections III.E.2 and VIII) be assigned by either party without the prior express written consent of the other party.

SECTION XIV

MISCELLANEOUS

A.            Multiple Counterparts; Facsimile Signatures

                This Agreement may be executed in multiple counterparts with the same force and effect as if both parties had executed the same document.  The signature of a party furnished by facsimile shall be as effective as the party’s original signature on the document.

B.            Severability

                If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect.  In addition, there will be automatically substituted herein for such severed phrase, clause or provision a phrase, clause or provision as similar as possible which is valid and enforceable.

C.            Headings

                The headings and subheadings of this Agreement are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

D.            Construction

                The Company and the Executive acknowledge that this Agreement was the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

*              *              *

                IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY

APAC CUSTOMER SERVICES, INC.

By:	[ILLEGIBLE]

EXECUTIVE

/s/ Marc T. Tanenberg
Marc T. Tanenberg